UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 10, 2017

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

(617) 466-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On April 10, 2017, Keryx Biopharmaceuticals, Inc. (“Keryx”) entered into the First Supplemental Indenture (the “First Supplement”) to that certain Indenture (the “Indenture”), dated as of October 15, 2015, between Keryx and The Bank of New York Mellon Trust Company, N.A., as trustee. Under the terms of the First Supplement, the $125 million of Convertible Senior Notes due 2020 (the “Notes”) issued under the Indenture may not be converted by the holders thereof, currently Baupost Group Securities, L.L.C., until on or after June 8, 2017, except in connection with a “fundamental change” as defined in the Indenture. After June 8, 2017, the Notes will be convertible entirely into shares of Keryx’ common stock or cash depending upon the number of shares of Keryx’ common stock authorized at the time of such conversion. On or after June 8, 2017, the holders may, at their option, convert the Notes until the maturity date thereof. The First Supplement also changes the observation period for determining the cash conversion price of the Notes from the five (5) trading days following the conversion date of the Notes to the five (5) trading days preceding the conversion date of the Notes.

The foregoing summary of the First Supplement does not purport to be complete and is qualified in its entirety by reference to the full text of the First Supplement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements And Exhibits.

(d)	Exhibits.

The following exhibits are furnished herewith:

10.1	First Supplemental Indenture, dated as of April 10, 2017, by and among Keryx Biopharmaceuticals, Inc., The Bank of New York Mellon Trust Company, N.A. and the note holder signatory thereto, to the Indenture, dated as of October 15, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)
Date: April 10, 2017
	By:	/s/ Brian Adams
Brian Adams
General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	First Supplemental Indenture, dated as of April 10, 2017, by and among Keryx Biopharmaceuticals, Inc., The Bank of New York Mellon Trust Company, N.A. and the note holder signatory thereto, to the Indenture, dated as of October 15, 2015.